FOR IMMEDIATE RELEASE

Contact:
Jerome I. Feldman
Chairman and Chief Executive Officer
914-249-9750
                                                                   News Release


                      NATIONAL PATENT DEVELOPMENT ANNOUNCES
              NON-BINDING LETTER OF INTENT TO SELL FIVE STAR SHARES

NEW YORK - May 9, 2006 -- National Patent Development Corporation (NPDV.OB), a holding company with interests in optical plastics, paint and hardware distribution, and pharmaceuticals, today announced that it and Five Star Products, Inc. (FSPX.OB) had signed a non-binding letter of intent with FLJ Partners, LLC providing for the sale by the Company to FPL of its approximately 64% interest in Five Star for $2,950,000, or approximately $.3230 per share. The Company and Five Star have agreed to negotiate exclusively with FLJ with respect to Five Star until May 31, 2006.

The letter of intent, which is subject to a number of conditions including, without limitation, due diligence by FLJ, the negotiation and execution of definitive agreements, and possible third party consents, contemplates that (i) FLJ will create a newly formed entity ("Newco"), which will enter into a merger agreement with Five Star and a stock purchase agreement with the Company, (ii) Newco will commence a tender offer for all of Five Star's outstanding shares, at the same $.3230 price per share that it will pay for the Company's Five Star stock, (iii) after the expiration of the tender offer, FLJ will consummate a merger providing any non-tendering holders of Five Star shares with the same consideration as those who tendered, and (iv) upon consummation of the merger, FLJ would cause Five Star to repay its $2.8 million note to the Company, together with all accrued interest. FLJ has indicated that it intends to attempt to enter into acceptable arrangements to retain Five Star's current management.

There can be no assurances that the proposed transactions will be consummated, either on the terms set forth in the letter of intent or at all.

The forward-looking statements contained herein reflect National Patent Development's management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development, including, but not limited to the risks and uncertainties detailed in National Patent Development's periodic reports and registration statements filed with the Securities and Exchange Commission.


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